Exhibit 99.1

WD-40 Company Reports Third Quarter 2016 Financial Results

~ Global net sales of maintenance products grew 6 percent compared to prior year fiscal period ~

~ Management updates previously issued fiscal year 2016 guidance ~

SAN DIEGO – July  7, 2016 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2016.

Financial Highlights and Summary

•

Total net sales for the third quarter were $96.4 million, an increase of 4 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $283.5 million, a decrease of 1 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date.  On a constant currency basis total net sales would have been $99.2 million for the third quarter and $293.0 million year-to-date.

•

Net income for the third quarter was $12.7 million, an increase of 16 percent compared to the prior year fiscal quarter. Year-to-date net income was $38.4 million, an increase of 16 percent from the prior year fiscal period.

•

Diluted earnings per share were $0.88 in the third quarter, compared to $0.75 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.65 compared to $2.24 in the prior year fiscal period.

•

Gross margin was 56.8 percent in the third quarter compared to 53.3 percent in the prior year fiscal quarter.  Year-to-date gross margin was 55.9 percent compared to 52.5 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 10 percent in the third quarter to $29.2 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 5 percent to $85.7 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 13 percent in the third quarter to $6.2 million compared to prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses remained constant at  $16.9 million compared to the prior year fiscal period.

"We had a good quarter and are pleased we have seen solid year-over-year sales growth in maintenance products throughout all three of our trading blocs during the third quarter, despite the foreign currency exchange rate fluctuations which continue to impact our reported results,” said Garry Ridge, WD-40 Company’s president and chief executive officer. “Our gross margin this quarter reflects the lowest oil costs we've seen in well over a decade. Our long-term target for gross margin is 55 percent however, as the cost of crude oil continues to increase from the extremely low levels that flowed through our cost of goods in the third quarter, we expect to see pressure on gross margin in the coming quarters. Overall, we believe the tribe has positioned us for a strong finish to fiscal year 2016 and we are pleased that we will be able to reward them for their hard work across the globe,” continued Ridge.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2016	2015	Change	2016	2015	Change
Maintenance products	$86,560	$81,512	6%	$253,442	$253,005	-
Homecare and cleaning products	9,886	10,973	(10)%	30,076	33,164	(9)%
Total	$96,446	$92,485	4%	$283,518	$286,169	(1)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 6 percent in the third fiscal quarter when compared to the prior fiscal year period.  This growth was driven primarily by increased sales of both WD-40 Multi-Use Product and WD-40 Specialist throughout most of the Company’s EMEA segment.   This sales growth was also attributable to strong WD-40 Multi-Use Product sales in the United States and the Company’s Asian distributor markets.

•

Net sales of homecare and cleaning products decreased 10 percent in the third quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2016	2015	Change	2016	2015	Change
Americas	$49,878	$49,744	-	$139,832	$139,219	-
EMEA	32,922	30,335	9%	100,634	103,605	(3)%
Asia-Pacific	13,646	12,406	10%	43,052	43,345	(1)%
Total	$96,446	$92,485	4%	$283,518	$286,169	(1)%

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 52 percent; for EMEA, 34 percent; and for Asia-Pacific, 14 percent.
•

Net sales in the Americas were flat in the third quarter primarily due to a 3 percent increase in maintenance products sales which was entirely offset by a 13 percent decrease in homecare and cleaning product sales. The increase in maintenance products sales in the segment was driven by primarily by increased sales in the United States which benefitted from expanded distribution of WD-40 EZ Reach™. This growth was partially offset by sales declines in Canada associated with promotional programs and unstable market conditions in the industrial channel in Western Canada.

•

Net sales in EMEA increased 9 percent in the third quarter primarily due to a 9 percent increase in sales EMEA’s direct markets primarily linked to higher sales of both WD-40 Multi-Use Product and WD-40 Specialist throughout most of the segment, particularly in the Germanics region. Sales in the EMEA distributor markets increased 7 percent compared to prior year fiscal period primarily due to increased sales in Russia and Ukraine driven by improving market conditions in the region.  On a constant currency basis EMEA sales for the third quarter would have increased by $4.8 million or 16% compared to the prior fiscal year period.

•

Net sales in Asia-Pacific increased 10 percent in the third quarter primarily due to a 32 percent increase in sales in Asia-Pacific’s distributor markets.  The growth in distributor markets was primarily attributable to the success of promotional programs for WD-40 Multi-Use Product.  This increase was partially offset by unfavorable impacts of foreign currency exchange rates in both China and Australia.  On a constant currency basis Asia-Pacific sales for the third quarter would have increased by $1.7 million or 14% compared to the prior fiscal year period.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 21, 2016 a quarterly dividend of $0.42 per share payable July 29, 2016 to stockholders of record at the close of business on July 15, 2016.

On October 14, 2014 the board of directors approved a share repurchase plan. The plan became effective at the beginning of the third quarter of fiscal year 2015. Under the plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016.

On June 21, 2016 the board of directors approved a new share repurchase plan. This new plan will become effective as of September 1, 2016. Under the new plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. The timing and the amount of any repurchases of common stock under either plan will be determined by management based on its evaluation of market conditions and other factors.

During the period from March 1, 2015 through May 31, 2016, the Company repurchased 438,487 shares at a total cost of $40.4 million under the currently effective $75.0 million plan.

Updated Fiscal Year 2016 Guidance

The Company’s updated guidance for fiscal year 2016 is as follows:

•	Net sales are projected to be slightly above fiscal year 2015 with sales expected to be between $378 million and $383 million.
•	Gross margin for the full year is expected to be above 55 percent.
•	Advertising and promotion investments are projected to be near 6.0 percent of net sales.
•	Net income is projected to be between $49.0 million and $50.0 million.
•	Diluted earnings per share is expected to be between $3.40 and $3.47 based on an estimated 14.4 million weighted average shares outstanding.

The assumptions used in this guidance have been adjusted as it relates to foreign currency exchange rates to accommodate for the current events in Great Britain.  Furthermore, this guidance does not include any future acquisitions or divestitures and assumes crude oil prices will remain close to current levels for the remainder of the fiscal year.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $378 million in fiscal year 2015 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2016 which the Company expects to file with the SEC on July 7, 2016.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 7, 2016, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$47,373	$53,896
Short-term investments	62,682	48,603
Trade and other accounts receivable, less allowance for doubtful accounts of $362 and $491 at May 31, 2016
and August 31, 2015, respectively	64,057	58,750
Inventories	33,180	32,052
Current deferred tax assets, net	6,951	5,824
Other current assets	4,221	6,127
Total current assets	218,464	205,252
Property and equipment, net	12,054	11,376
Goodwill	96,152	96,409
Other intangible assets, net	20,430	22,961
Other assets	2,799	3,259
Total assets	$349,899	$339,257

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$20,431	$17,128
Accrued liabilities	14,847	15,200
Accrued payroll and related expenses	16,014	13,357
Income taxes payable	3,224	2,287
Total current liabilities	54,516	47,972
Revolving credit facility	118,000	108,000
Long-term deferred tax liabilities, net	24,333	23,145
Other long-term liabilities	2,383	2,282
Total liabilities	199,232	181,399

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,606,058 and 19,546,888 shares issued at May 31, 2016 and
August 31, 2015, respectively; and 14,257,216 and 14,450,490 shares
outstanding at May 31, 2016 and August 31, 2015, respectively	20	20
Additional paid-in capital	144,330	141,651
Retained earnings	281,432	260,683
Accumulated other comprehensive income (loss)	(14,650)	(8,722)
Common stock held in treasury, at cost ― 5,348,842 and 5,096,398
shares at May 31, 2016 and August 31, 2015, respectively	(260,465)	(235,774)
Total shareholders' equity	150,667	157,858
Total liabilities and shareholders' equity	$349,899	$339,257

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2016	2015	2016	2015

Net sales	$96,446	$92,485	$283,518	$286,169
Cost of products sold	41,635	43,213	124,937	135,963
Gross profit	54,811	49,272	158,581	150,206

Operating expenses:
Selling, general and administrative	29,215	26,640	85,755	81,424
Advertising and sales promotion	6,188	5,506	16,865	16,906
Amortization of definite-lived intangible assets	740	754	2,242	2,280
Total operating expenses	36,143	32,900	104,862	100,610

Income from operations	18,668	16,372	53,719	49,596

Other income (expense):
Interest income	186	113	517	425
Interest expense	(433)	(343)	(1,222)	(912)
Other (expense) income, net	(799)	(444)	470	(1,785)
Income before income taxes	17,622	15,698	53,484	47,324
Provision for income taxes	4,957	4,733	15,088	14,240
Net income	$12,665	$10,965	$38,396	$33,084

Earnings per common share:
Basic	$0.88	$0.75	$2.66	$2.25
Diluted	$0.88	$0.75	$2.65	$2.24

Shares used in per share calculations:
Basic	14,306	14,546	14,365	14,616
Diluted	14,349	14,615	14,413	14,685
Dividends declared per common share	$0.42	$0.38	$1.22	$1.10

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2016	2015
Operating activities:
Net income	$38,396	$33,084
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,893	4,824
Net gains on sales and disposals of property and equipment	(30)	(82)
Deferred income taxes	(601)	(1,229)
Excess tax benefits from settlements of stock-based equity awards	(1,618)	(906)
Stock-based compensation	2,518	2,205
Unrealized foreign currency exchange losses, net	214	2,393
Provision for bad debts	15	214
Changes in assets and liabilities:
Trade and other accounts receivable	(7,229)	(3,787)
Inventories	(1,533)	1,078
Other assets	2,258	3,817
Accounts payable and accrued liabilities	2,963	(1,596)
Accrued payroll and related expenses	507	(5,003)
Income taxes payable	3,294	130
Other long-term liabilities	112	184
Net cash provided by operating activities	44,159	35,326

Investing activities:
Purchases of property and equipment	(3,311)	(4,068)
Proceeds from sales of property and equipment	195	420
Acquisition of business	-	(3,705)
Purchases of short-term investments	(22,920)	(8,167)
Maturities of short-term investments	6,516	1,636
Net cash used in investing activities	(19,520)	(13,884)

Financing activities:
Treasury stock purchases	(24,691)	(25,886)
Dividends paid	(17,647)	(16,177)
Proceeds from issuance of common stock	821	1,483
Excess tax benefits from settlements of stock-based equity awards	1,618	906
Net proceeds from revolving credit facility	10,000	10,000
Net cash used in financing activities	(29,899)	(29,674)
Effect of exchange rate changes on cash and cash equivalents	(1,263)	(2,654)
Net decrease in cash and cash equivalents	(6,523)	(10,886)
Cash and cash equivalents at beginning of period	53,896	57,803
Cash and cash equivalents at end of period	$47,373	$46,917